Exhibit 99.5

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of LCNB Corp. to be filed with the Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the common shares of LCNB Corp. issuable in connection with the merger of Columbus First Bancorp, Inc. with and into LCNB Corp.

The undersigned consents to the references made to the undersigned in the Registration Statement and related joint proxy statement/prospectus as having consented to (a) serve as a director of LCNB Corp. effective at or promptly after the completion of the merger contemplated by the Registration Statement and such joint proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

March 6, 2018	/s/ William G. Huddle
Name: William G. Huddle